SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2011

MISSION COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

California	__333-12892____	77-0559736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

3380 South Higuera Street, San Luis Obispo, CA 93401

(Address of principal executive offices)

(Zip code)

(805) 782-5000

(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 28, 2011, Mission Community Bancorp (the “Company”) entered into a Letter Agreement (the “Repurchase Agreement”) with the United States Department of the Treasury (“Treasury”) pursuant to which the Company repurchased all 5,116 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series D (the “Preferred Stock”), for an aggregate purchase price of $5,146,554.  The Preferred Stock was originally issued by the Company to Treasury on January 9, 2009 under the Capital Purchase Program established by Treasury pursuant to the Troubled Asset Relief Program (“TARP”).   The $5,146,554 paid by the Company to repurchase the Preferred Stock represents  the $1,000 per share liquidation amount of the  Preferred Stock, an aggregate of $5,116,000,  plus a final accrued and unpaid dividend due of $30,554.

A copy of the Repurchase Agreement is attached as Exhibit 10.1 hereto.  The Company issued a press release dated January 4, 2012 to announce the repurchase of the Preferred Stock from Treasury.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

Exhibit No.                                                      Description

10.1	Letter Agreement dated December 28, 2011 between the Company and Treasury with respect to the repurchase of the Preferred Stock
99.1	Press Release dated January 4, 2012

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 4, 2012                                                                           MISSION COMMUNITY BANCORP

By: /s/ James W. Lokey
       James W. Lokey, Chairman

Exhibit Index

Exhibit No.                                                                Exhibit Title

10.1	Letter Agreement, dated December 28, 2011, between the Company and Treasury with respect to the repurchase of the Preferred Stock
99.1	Press release dated January 4, 2012